EXHIBIT 5.1

LUSE GORMAN, PC
5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015
TELEPHONE (202) 274-2000
www.luselaw.com

June 24, 2026

Board of Directors
Hanmi Financial Corporation
900 Wilshire Boulevard, Suite 1250
Los Angeles, California 90017

Re:	Hanmi Financial Corporation 2026 Employee Stock Purchase Plan Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 500,000 shares of common stock, $0.001 par value per share (the “Shares”), of Hanmi Financial Corporation (the “Company”) to be issued pursuant to the Hanmi Financial Corporation 2026 Employee Stock Purchase Plan (the “Plan”).

 In rendering the opinion expressed herein, we have reviewed the Amended and Restated Certificate of Incorporation, including amendments thereto and the Second Amended and Restated Bylaws of the Company, including amendments thereto, the Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the filing of this opinion as an exhibit to the Form S-8.  By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC